2303: ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

BETWEEN

PURE CAPITAL INCORPORATED,
A CANADIAN CORPORATION

AND

RED HAWK
EXPLORATION & DEVELOPMENT, INC.
A TEXAS CORPORATION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of November ____, 2006, by and between Pure Capital Incorporated, a Canadian corporation (“Buyer”), and Red Hawk Exploration & Development, Inc., a Texas corporation (“Target” or “Seller”). Buyer and Target are referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase the assets as set forth herein of Target in return for consideration consisting of certificates representing duly issued and outstanding shares of common stock of the Buyer and the Cash Payment (defined below) as set forth in §2(c) below.

WHEREAS, the Seller represents that its current officers, managers and employees shall use reasonable efforts to continue the ongoing operations and maintenance of the Acquired Assets following the Closing of this transaction, which is focused on the exploration of mining claims (the “Target’s Business”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1.

Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all right, title, and interest in and to all of the assets of Target as set forth on Exhibit A hereto, as well as all of Target’s (a) real property rights and tangible personal property such as equipment, inventories of raw materials and supplies, (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, subleases, and rights thereunder, (d) agreements, contracts, other similar arrangements, and rights thereunder, (e) accounts, notes, and other receivables, (f) securities, (g) approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (h) books, records, ledgers, files, documents, correspondence, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (i) qualifications to conduct business as it relates to the Mining Claims as that term is defined below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

 “Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in §2(d) below.

“Closing Date” has the meaning set forth in §2(d) below.

 “Confidential Information” means any information concerning the business and affairs of Target and its Subsidiaries that is not already generally available to the public.

 “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (e) all material advertising and promotional materials, (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof in whatever form or medium.

“Knowledge” means actual knowledge after reasonable investigation.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Target or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest [other than (a) mechanics', materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target and its Subsidiaries, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.

“Mining Claims” means those certain mining and lode claims as set forth on Exhibit A attached hereto.

 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

 “Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity or any department, agency, or political subdivision thereof.

“Purchase Price” has the meaning set forth in §2(c) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Target” has the meaning set forth in the preface above.

“Target’s Business” has the meaning set forth in the recitals above.

“Target Stockholder” means any person who or that holds any Target Shares.

§2.

Basic Transaction.

(a) Purchase and Sale of Assets.   On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Target, and Target agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b) Assumption of Liabilities.   Buyer will not assume or have any responsibility with respect to any liabilities of Target.

(c) Purchase Price. Buyer agrees to pay to Target at the Closing Eight Million (8,000,000) restricted shares of Buyer’s common stock (the “Purchase Price”), valued at $0.10 per share, and a cash payment of USD $100,000 (the “Cash Payment”).  Buyer is paying the Purchase Price by physically delivering stock certificates to Target representing 8,000,000 restricted shares of Buyer’s common stock, to be distributed to Seller in accordance with the terms of an Escrow Agreement which is attached hereto as Exhibit B.  The Cash Payment shall be made in three installments as follows: (1) $12,500 due no later than November 16, 2006; (2) $12,500 due no later than November 22, 2006; (3) $25,000 due no later than December 5, 2006; (4) $25,000 due no later than December 15, 2006; and (5) $25,000 due no later than January 1, 2007.

(d) The Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of SteadyLaw Group, LLP, located at 6151 Fairmount Ave., Suite 201, San Diego, California commencing at 9:00 a.m. local time on the same business day the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the “Closing Date”), but in no event later than December 5, 2006, unless otherwise agreed in a written document signed by both Parties.

(e) Deliveries at the Closing.  At the Closing, (i) Target will deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below; (ii) Buyer will deliver to Target the various certificates, instruments, and documents referred to in §6(b) below; (iii) Target will execute, acknowledge such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute, such other instruments of assumption as Target and its counsel may reasonably request; and (v) Buyer will deliver to Target the consideration specified in §2(c) above.

(f) Post Closing Performance.  Following the Closing, if the terms of the Escrow Agreement are not met, and that portion of the Purchase Price being held in escrow is returned to the Buyer as set forth in the Escrow Agreement, then Buyer hereby agrees to transfer the Acquired Assets back to Target.  All expenses associated with the return of the Acquired Assets under such circumstances shall be paid by Target.

§3.

Target's Representations and Warranties. Target represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3.

(a) Organization of Target.  Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

(b) Authorization of Transaction.   Target has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Target and Target Stockholders has duly authorized the execution, delivery, and performance of this Agreement by Target.  This Agreement constitutes the valid and legally binding obligation of Target, enforceable in accordance with its terms and conditions.

(c) Non-contravention.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, including the assignments and assumptions referred to in §2 above, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Target needs to give no notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, including the assignments and assumptions referred to in §2 above, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d) Continuation of Target’s Business. Target, its management and employees shall use reasonable efforts to continue to assist Buyer with the operation and maintenance of the Acquired Assets, including efforts to move forward with the acquisition of investment capital and the expansion and acquisition of technology and properties with respect to the Acquired Assets.  Target agrees that for a period of twelve (12) months following the Closing Date of the Agreement that it shall use reasonable efforts to ensure the continuation of the Target’s Business subject to the terms and conditions of §5 hereof.

(e) Brokers' Fees.   Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(f) Title to Assets.   Target has good and marketable title to all of the Acquired Assets, free and clear of any Liens or restriction on transfer.  Target further represents that the Acquired Assets have no liabilities attached thereto of any sort, including but not limited to Liens.  The only exceptions to this section (f) are (1) the contract to the deeded real estate with E.H. Escapule shall be subject to the terms of such agreement as set forth therein, and attached hereto as Exhibit C, and (2) the agreement with Desert Modules Inc. for the purchase of a certain office building that shall be subject to the terms of such agreement, which is attached hereto as Exhibit D.

(g) [RESERVED]

 (h) Legal Compliance.  Target has complied with all applicable laws, including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

(i) Tax Matters. Target has neither been required to file any Tax Returns nor entered into any transaction that would give rise to a taxable event as of the date hereof.

(j) Intellectual Property.  Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of Target Stockholders and the directors has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Target must license or refrain from using any Intellectual Property rights of any third party. To the Knowledge of any Target Stockholder and the directors and officers of Target, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target in any material respect.

(k) Tangible Assets.   The equipment and other tangible assets that Target  owns or leases is free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair subject to normal wear and tear.

(l) Litigation.  Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor (ii) is a party or, to the Knowledge of any Target Stockholder and the directors and officers of Target is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(m) Environmental, Health, and Safety Matters. (i) Target has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements; and, (ii) without limiting the generality of the foregoing, Target has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the operation of its business.

(n) Disclosure.   The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(o) Investment.   Target (i) understands that the securities representing the Purchase Price have not been, and may not be, registered under the Securities Act for a period of six (6) months from the date hereof, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the securities solely for its own account for investment purposes, and not with a view to the distribution thereof (except to Target Stockholders), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the securities, (v) is able to bear the economic risk and lack of liquidity inherent in holding such securities, and (vi) is an Accredited Investor as that term is defined above.

(p) Registration Rights. If that portion of the Purchase Price being held in escrow is released in accordance with the terms of the Escrow Agreement, then the Buyer agrees to use its best efforts to file a registration statement covering the Purchase Price in its entirety.  Buyer makes no guaranties of any sort with respect to any time frame for receipt of any notice of effectiveness from the Securities & Exchange Commission pertaining to the Purchase Price.

§4.

Buyer's Representations and Warranties. Buyer represents and warrants to Target (and to Target Stockholders for purposes of the Agreement with Target Stockholders) that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4.

(a) Organization of Buyer.   Buyer is a corporation duly organized, validly existing, and in good standing under the federal laws of Canada.

(b) Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention.   Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, including the assignments and assumptions referred to in §2 above, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement including the assignments and assumptions referred to in §2 above.

(d) Brokers' Fees.   Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Target could become liable or obligated.

§5.

Pre-Closing and Post –Closing Covenants.   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General.   Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary and advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the Closing conditions set forth in §6 below.

(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred herein.

(c) Operation and Preservation of Business.   Target will continue to operate Target’s Business, including its present operations, working conditions, and relationships with, licensors, suppliers, customers, and employees subject to the terms of §3(d) above. Should Target breach this §5(c) or §3(d), those shares representing the Purchase Price hereunder shall be cancelled and returned to the Buyer’s treasury and any and all rights that Target may have to the Purchase Price shall be terminated, except for those shares and that portion of the Purchase Price deemed fully paid and non-assessable per the terms of the Escrow Agreement attached hereto as Exhibit B.  Further, Target will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d)  Full Access.  Target will permit representatives of Buyer, including legal counsel and accountants, to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to Target. Buyer will treat and hold as such any Confidential Information it receives from any Target Stockholder and Target in the course of the reviews contemplated by this §5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Target Stockholders and Target all tangible embodiments of the Confidential Information that are in its possession.

(e) Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(f) Exclusivity.   Target will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Target including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

§6.

Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Target shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) Target shall have, if necessary, procured all of the third-party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and, (C) adversely affect the right of Buyer to own the Acquired Assets, to operate the former business of Target;

(v) Target shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in this §6(a) is satisfied in all respects;

(vi) all actions to be taken by Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer; and

(vii) Target shall have performed all necessary actions to transfer legal title of the Acquired Assets to the name of Buyer.

(b) Conditions to Target's Obligation.   The obligation of Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Target.

§7.

Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and Target may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to Target at any time prior to the Closing (A) in the event Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 5, 2006, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Target may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Target has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 5, 2006, by reason of the failure of any condition precedent under §6(b) hereof (unless the failure results primarily from Target itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination.  If any Party terminates this Agreement pursuant to §7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that the confidentiality provisions contained in §5(e) above shall survive termination.

§8.

Miscellaneous.

(a) Survival of Representations and Warranties.   All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

(b) Press Releases and Public Announcements.   No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities in which case the disclosing Party will use its reasonable to advise the other Party prior to making the disclosure.

(c) No Third-Party Beneficiaries.   This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement.  This Agreement, including the documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(f) Counterparts.   This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings.   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Canada.

(j) Amendments and Waivers.   No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Target. No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses.   Each Buyer, Target Stockholder, Target, and Target Subsidiary will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Target Stockholders will (subject to the following further proviso) also bear the costs and expenses of Target (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation.

(n) Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Governing Language.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURE CAPITAL INCORPORATED

__________________________________

By:

Its:

Dated:

RED HAWK EXPLORATION & DEVELOPMENT, INC.

__________________________________

By:

Its: